FOURTH AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, dated as of the 23rd day of April, 2021, to the Investment Advisory Agreement, dated as of November 3, 2015, as amended, (the “Advisory Agreement”) is entered into by and between Series Portfolios Trust, a Delaware business trust (the “Trust”), on behalf of its separate series listed on Schedule A of the Agreement, and Weiss Multi-Strategy Advisers LLC (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Advisory Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to change the name of the Weiss Alternative Balanced Risk Fund to “Weiss Alternative Multi-Strategy Fund”; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Advisory Agreement is hereby superseded and replaced with Schedule A attached hereto.

Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	WEISS MULTI-STRATEGY ADVISERS LLC
on behalf its series listed on Schedule A
By: /s/ Ryan L. Roell	By: /s/ Pierce Archer
Name: Ryan L. Roell	Name: Pierce Archer
Title: President	Title: Senior Vice President and Chief Operating Officer

SCHEDULE A

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets	Effective Date of Amendment to Investment Advisory Agreement

Weiss Alternative Multi-Strategy Fund	1.50%	April 23, 2021